SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WORKFLOW MANAGEMENT, INC.

(Name of Registrant as Specified In Its Charter)

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II-1

FOR IMMEDIATE RELEASE

Contact:

Joseph Doherty MacKenzie Partners, Inc. (800) 322-2885 or (212) 929-5500	Michael L. Schmickle EVP & Chief Financial Officer Workflow Management, Inc. (561) 659-6551 ext. 302

WORKFLOW MANAGEMENT, INC.

BOARD REAFFIRMS SUPPORT FOR MERGER

WITH PERSEUS AND RENAISSANCE

RESPONDS TO REVISED STOCKHOLDER REFINANCING PROPOSAL

Palm Beach, FL—April 5, 2004—Workflow Management, Inc. (NASDAQ: WORK) announced today that its Board of Directors has unanimously reaffirmed its support for the proposed merger with WF Holdings, Inc., an entity formed and controlled by Perseus, L.L.C. and The Renaissance Group, LLC.

The Board reached its conclusion after carefully reviewing, considering and evaluating with its advisors and senior management the latest revised, non-binding refinancing and recapitalization proposal submitted to the Company by Pacific Coast Investment Partners LLC (“PCIP”), the beneficial owner of 455,000 shares (3.4%) of the Company’s common stock (310,000 shares of which were purchased after the record date for voting on the merger). The most recent PCIP proposal contemplates new revolving credit and term loan facilities, a junior loan facility, and equity investments by an investor group that includes Jonathan J. Ledecky (“Ledecky”), the holder of 1,096,895 options to purchase shares of the Company’s common stock at $9.00 per share and owner of 228,600 shares (1.7%) of the Company’s common stock. PCIP and Ledecky have previously made joint filings with the SEC in connection with the proposal.

In reviewing the most recent PCIP/Ledecky proposal, the Board, senior management and its advisors noted that the proposed equity investments are neither commitments nor subscriptions, and are subject to the Company’s termination of the merger agreement with WF Holdings without any break-up fee, and to completion of due diligence to the sole satisfaction of the investor group. The proposed equity investments are further conditioned on a concurrent refinancing of the Company’s outstanding bank debt on terms acceptable to the investor group. Also under the PCIP/Ledecky proposal, the refinancing of the Company’s bank debt is subject to an unspecified period of legal and business due diligence, the payment of fees to Ableco Finance LLC, the proposed lender, as a condition to beginning due diligence, and to the termination of the merger agreement with Perseus and Renaissance.

In addition to the contingencies inherent in the latest proposal from PCIP/Ledecky, the Board also considered the following:

•	Based on their analysis, the Company, its management and its advisors concluded that the current PCIP/Ledecky refinancing and recapitalization proposal has a funding deficit of approximately $15 million based upon Company calculations of its financing requirements.

•	Although the PCIP/Ledecky proposal alleges that the current share price of $5.375 offered under the WF Holdings merger is insufficient, the equity price being offered in the proposal is also $5.375 per share.

•	Each of the financing proposals submitted by PCIP/Ledecky during the past week not only has been non-binding, conditional and subject to due diligence by both equity and debt sources without any time limitation, but also has failed to provide for an adequate level of financing. Due to the Company’s significant obligations to its lenders and certain earn-out recipients at the end of April, and continuing discussions with its lenders concerning workout procedures, the Board considered the significant risk that the Company does not have adequate time to pursue a PCIP/Ledecky transaction that is subject to extensive preliminary due diligence.

•	Conversely, the equity and financing being obtained by Perseus and Renaissance to complete the merger is represented by firm equity and debt commitments that are not subject to further due diligence. Additionally, the Company believes it has satisfied all conditions to consummating the merger. In particular, the Company currently is in compliance with the condition to the merger relating to its net debt level. If the merger agreement is approved by stockholders, closing is expected to take place in one week or less.

•	The Company’s senior lending group has approved and consented to the transaction with Perseus and Renaissance.

•	Termination of the merger agreement would obligate the Company to pay certain fees and/or expenses to the Company’s lenders and to Perseus and Renaissance that are likely to strain the Company’s liquidity position and relationships with key suppliers, customers and employees.

•

The majority of the votes cast to date have been in favor of the merger. As of the close of business on April 2, 2004, approximately 6.0 million shares had been voted in favor of the transaction with Perseus and Renaissance as compared to approximately 5.0 million shares voted against the transaction.

Although the majority of votes actually cast are in favor of the merger, in order for the merger to be approved, a majority of the Company’s total outstanding shares must be voted in favor of the merger. Thus, the Company needs a total of approximately 6.7 million share votes, or only 700,000 additional share votes, for the merger to be approved.

•	According to the Company’s proxy solicitation agent, approximately 5.0 million votes cast to date against the transaction are concentrated in only a few stockholders, including PCIP and Ledecky. Of the 3,145 stockholders of record, the vast majority have voted in favor of the transaction. Although not included in the Pacific Coast 13D filing, the PCIP/Ledecky proposal includes, as potential equity investors, in addition to PCIP and Ledecky, current Company stockholders including Wells Fargo, Rutabaga Capital Management and Coghill Capital which collectively own approximately 4.0 million shares.

The Board, in exercising its fiduciary duty to its stockholders and based upon (i) intensive, continuing due diligence on the Company’s historical, current and expected performance, (ii) an exhaustive strategic alternatives process involving the investigation of several alternatives based on extensive analysis over the past nine-month period, (iii) the uncertain, highly conditional, inadequate and incomplete nature of the several proposals submitted by PCIP/Ledecky, and (iv) the high degree of certainty of equity and debt financing under the merger with Perseus and Renaissance, continues to believe that the merger with WF Holdings is in the best interests of the Company’s stockholders.

About Workflow Management, Inc.

Workflow Management, a leading provider of end-to-end print solutions with consolidated revenues of $622.7 million for its fiscal year ended April 30, 2003, employs approximately 2,700 persons and operates throughout the United States, Canada and Puerto Rico with 52 sales offices, 12 manufacturing facilities, and 14 warehouses and distribution centers. Company management believes that the Company’s services, from production of logo-imprinted promotional items to multi-color annual reports, have a reputation for reliability and innovation. Workflow’s complete set of solutions includes document design and production consulting; full-service print manufacturing; warehousing and fulfillment; and one of the industry’s most comprehensive e-procurement, management and logistics systems. Through custom combinations of these services, the Company can deliver substantial savings to customers—eliminating much of the hidden cost in the print supply chain. By outsourcing print-related business processes to Workflow Management, customers may streamline their operations and focus on their core business objectives. For more information, go to the Company’s website at www.workflowmanagement.com.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: risks associated with the inability to consummate the transaction with Renaissance and Perseus, including our ability to satisfy certain closing conditions in the definitive merger agreement, including in particular the limitation on our net debt at closing, the ability of Renaissance and Perseus to obtain definitive financing necessary to consummate the transaction and the risks associated with being in breach of our credit facility if the merger agreement is terminated; risks associated with our debt service and our ability to comply with the terms and covenants of our credit agreement with our lenders; risks associated with refinancing our existing debt obligations if we fail to consummate the transaction; economic downturns; changes in customer purchasing patterns; risks associated with future growth; change in customer preferences and trends away from print; risks associated with foreign and international business; disruptions in product supplies; decreased availability and increased cost of paper; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of the Company’s common stock; and volatility of the Company’s common stock. The information included in this press release is operative as of this date only. Workflow Management, Inc. does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Workflow Management, Inc. will refrain from updating projections made in this press release unless it does so through means that are designed to provide broad distribution of the information to the public.

Statements regarding the expected date of completion of the transaction are subject to the risk that the closing conditions will not be satisfied, including the risk that the required financing will not be obtained or that our stockholders will not approve the transaction and that the transaction will not be consummated.

Investors and security holders are urged to read the proxy statement regarding the transaction with Renaissance and Perseus because it contains important information. The proxy statement has been filed with the Securities and Exchange Commission by Workflow Management, Inc. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Workflow Management, Inc. at the SEC’s web site at www.sec.gov. The proxy statement may also be obtained free from the Company.

Workflow and its directors, executive officers, and certain employees may be deemed participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Workflow’s stockholders and their interests in the solicitation is set forth in the proxy statement as filed with the SEC.